Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FMC CORPORATION
FMC Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
A.The amendments to the Restated Certificate of Incorporation that are set forth in this Certificate of Amendment were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
B.Article THIRD of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.”
C.Article FOURTH of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is 265,000,000 shares, consisting of 260,000,000 shares of Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, without par value.
(b)The shares of Preferred Stock shall be issued in series, as may be determined from time to time by the Board of Directors, each such series to be appropriately designated by a distinguishing number, letter of title prior to the issue of any shares thereof, and there is hereby expressly granted to the Board of Directors of the Corporation authority to fix the voting power, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each such series of Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issue of such Preferred Stock. Whenever the term Preferred Stock is used in this Article FOURTH, it shall be deemed to mean and include all series of the Preferred Stock, unless the context shall otherwise require.
(c)The description of the Common Stock and of its designations, powers, preferences and rights, and of its qualifications, limitations, or restrictions are as follows:
1.Subject to the rights of any series of Preferred Stock, dividends may be declared and paid upon the Common Stock to the extent permitted by applicable law.
2.Subject to any exclusive voting rights which may vest in holders of Preferred Stock under the terms of any series of Preferred Stock, the shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.
(d)No holders of stock of the Corporation of any class, as such, shall have any preemptive or preferential right of subscription for or purchase of any shares of any class of stock of the Corporation whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, or any right of subscription to any thereof, other than such rights, if any, as the Corporation in its discretion from time to time may grant and at such prices and upon such other terms and conditions as the Corporation in its discretion may fix.”
D.Article EIGHTH of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“EIGHTH: The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and its directors and stockholders:

(a)The number of directors which shall constitute the whole Board shall be fixed by, and may be amended from time to time by, resolution adopted by the affirmative vote of a majority of the whole Board except that such number shall not be less than three (3) nor more than fifteen (15).
Each director elected shall be elected for a one-year term and such director shall hold office until the next Annual Meeting and until his or her successor has been elected and qualified, subject to prior death, resignation or removal.
In no case will the manner of election prescribed in this paragraph (b) of Article EIGHTH, or any decrease in the number of directors constituting the whole Board, shorten the term of any incumbent director.
Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than quorum, or by a sole remaining director.
Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.
(b)Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, and that from time to time shall affect the director’s power to manage the business and affairs of the Corporation; and no By-Law shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.
(c)The directors shall have the power to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(d)The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said Board may deem to be in the interest of the Corporation; and said Board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.
(e)Except as otherwise provided in the By-Laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware, and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors.
(f)The By-Laws of the Corporation may confer powers upon the directors in addition to those granted in the Certificate of Incorporation, as amended, and in addition to the powers expressly conferred upon them by the laws of the State of Delaware.
(g)Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

(h)No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article EIGHTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer on April 29, 2026.

FMC CORPORATION

By:	/s/ PIERRE R. BRONDEAU
Pierre R. Brondeau Chief Executive Officer